Exhibit 10.18
Contract Ref: 2009 Xin Kai Yin Dai Zi No. 000013

RMB Loan Contract

Prepared by: China CITIC Bank, Dalian Branch

The RMB Loan Contract (as the “Contract”) is made on April 15th 2009 at Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001.,

By and between

Dalian TOFA New Materials Development Co., Ltd. who assigns Mr. Zheng Chuantao as it legal representative and its principal place of business is East Lingang Industrial Zone, Economic and Technology Development Zone, Dalian, P.R.C., 116600, phone 86-411-87517999, fax 86-411-87516698, and its CITIC bank account 7211210182100008057, (as the “Debtor”);

And

China CITIC Bank Dalian Branch who assigns Mr. Yu Wenbo as it legal representative and its principal place of business is Rd. Renmin #29, Zhongshan District, Dalian, P.R.C., 116001, phone 86-411-82821868 and fax 86-411-82821868 (as the “Creditor”).

For the consideration of mutual premises and in accordance with applicable laws and regulations, including Contract Law of P.R.C. and General Codes on Loans, parties hereto agree as follow:

Article 1 Loan Type

1.1      The Creditor agrees to extend short-term loans to the Debtor.

Article 2 Loan Amount (as “Principal”) and Maturity

2.1 The principal contemplated under the Contract is Renminbi 5,000,000.000 (Say: Five Million Only)

2.2 Maturity term is one (1) year as of April 15th 2009 till March 19th 2010.

2.3
In respect with maturity, withdrawal date and amount of specific loan, the terms and provisions under Credit Certificate herein shall prevail. Credit Certificate shall be deemed as part of, and with equal binding force with the Contract.

Article 3 Use of Loan

3.1
The loan shall be applied to working capitals. The Debtor shall not alter the use of loans without Creditor’s written consent, otherwise or shall the Debtor violate laws and regulations regarding loan use, it shall bear the liabilities arising thereof.

Article 4 Interest and Interest Rate

4.1 Principal interest rate shall be determined as benchmark interest rate on the exact withdrawal day announced by People’s Bank of China for the same loan category and same date, plus a premium up to 20%, which means the interest rate herein is 6.372%.

4.2 Principal interest rate shall be treated as fixed rate.

4.3 Debtor shall bear the interest thereof as of the withdrawal date. Interest shall be calculated as outstanding principal×annualized interest rate×outstanding days /360 days.

4.4 Interest rate for installment shall be settled initially on May 20th 2009, and thereafter every 20th day of each month (as “Settlement Day”).

4.5 Debtor shall deposit adequate capitals to the account opened by the Creditor, from which Creditor will withdraw interest in due time. However, if Debtor chooses other means to execute due payment, Debtor shall ensure a timely transaction. In case that Settlement Day is non-business day, Debtor shall deposit the amount at least one business day earlier than the Settlement Day. Otherwise, the Debtor shall be deemed to have delayed the payment if the Creditor fails to deposit or transfer enough capitals to Creditor’s account.

4.6 When the loan reaches its maturity (as “Maturity Day”), both principal and interest shall be fully settled. If Maturity Day happens to be national holiday or weekend, interest shall be calculated on the basis of (1) the interest rate specified herein, subtracted by the interest calculated on days between Maturity and Repayment Day, provided that the Debtor executes repayment on the last business day prior to such national holiday or weekend; or (2) the interest specified herein, plus the interest calculated on days between Maturity and Repayment Day, provided that the Debtor executes repayment on the first business day upon such national holiday or weekend. However, if the Debtor fails to make repayment on the first business day after national holiday or weekend, the Debtor shall bear extra interest attributable to overdue loans as of such date.

Article 5 Withdrawal

5.1 Withdrawal Plan

The Debtor shall make withdrawals subject to the following plan. Withdrawal Date shall be business day.

SN	Withdrawal Date	Amount

1	April 29th 2009	¥5,000,000.00

5.2 If the Debtor or its guarantor fails to fulfill all the statutory or contractual obligations and liabilities, including but not limited to circumstances that the Debtor fails to timely furnish the Creditor with a full set of loan-related documents, or guarantor delays to complete any guarantee-related procedures, Creditor shall reserve the right to change the abovementioned Withdrawal Plan. In case that the loan maturity is changed owing to a changed Withdrawal Plan, the Article 2.3 shall be favored.

5.3 Unless specified under the Contract. Debtor shall withdraw loans subject to the foresaid Withdrawal Plan, or otherwise obtain Creditor’s written consent in advance so as to make any changes. If changes are necessary with regards to withdrawal date or amount, the Debtor shall issue written notice to the Creditor / business days prior to the agreed Withdrawal Day. And the Creditor may agree on offering a seven (7) business-day window period. If the Debtor doesn’t withdraw the loan after the window period which deems Debtor to have cancelled the loan contemplated herein, the Debtor mustn’t claim the loan any more and shall be liable to breaching the Contract as stipulated in Article 12.2.

5.4 If the Debtor’s willful cancellation of loan has caused changes in the actual principal amount extended by the Creditor, the principal is calculated subject to the effective Credit Certificate herein.

5.5 The Debtor shall, in accordance with the Withdrawal Plan defined in Article 5.1 or a different withdrawal plan agreed by the Creditor, give irrevocable Withdrawal Notice or Loan Certificate or notices of any other kinds (as “Withdrawal Notice”) to the Creditor three business days prior to the Withdrawal Day. The Creditor shall issue the loan upon approval and regard the Withdrawal Notice as the IOU. If the Debtor neither provides Withdrawal Notice nor request for a window period, the Article 5.3 herein shall prevail.

Article 6 Repayment

6.1 The Principal hereunder shall be paid by means of installment at the end of Maturity Day.

6.2 The Creditor shall repay the Principal in accordance to:

SN	Payment Date	Amount

1	March 19th 2010	¥5,000,000.00

6.2 The Debtor shall (1) deposit to Creditor’s account 7211210182100008057 the amount no less than principal plus interest prior to the Repayment Day; and (2) authorize the Creditor to automatically withdraw the principal and interest from such account.

6.3 If Debtor intends to repay in advance, he shall provide a written, irrevocable Prepayment Plan thirty (30) days prior to the Debtor’s intentional repayment day, in order to get the Creditor’s approval.

Article 7 Debt Extension

7.1 If Debtor is unable to pay the principal in due time and requests for extension, he shall file a written application with the Creditor / days prior to its due date. However, Creditor shall have the right to treat the loan as overdue provided that Creditor disagrees on the extension and Debtor fails to make due payment.

Article 8 Guarantee

8.1 The loan contemplated hereunder shall be guaranteed by warranties. In respect of such warranties, the Creditor and guarantors have entered the following guarantee contracts referenced by

(1) 2009 Xin Kai Yin Zui Bao Zi No. 000013-1

Article 9 Debtor’s Representations and Warranties

9.1 The Debtor is a legal person incorporated under laws of P.R.C., of civil rights and behavioral competence, and independently liable to any duties. The Debtor has obtained necessary/lawful authorizations and approvals, from external or internal, to sign the Contract herein.

9.2 All the loan-related documentations, reports, representations and others, which are provided by the Debtor at Creditor’s request or subject to laws, are of effect, truth, accurateness, completeness and law-binding.

Article 10 Debtor’s Rights and Liabilities

10.1 The Debtor shall have the right to withdraw and use the loan as required in the Contract.

10.2 The Debtor shall pay principal and interest as required by the Contract.

10.3 The Debtor shall, on a regular basis or from time to time, furnish the Creditor with reports and documents that truly reflect Debtor’s economic and financial positions.

10.4 Debtor shall issue a written notice to the Creditor for approval and pin down any liabilities for settlement, in-advance settlement or provide guarantees acceptable to the Creditor, provided that throughout the term, there are any material change in Debtor’s operations and revolutions, including but not limited to stock conversion, reorganization, M&A, spin-off, joint capital, alliance, leasing, or any change to Debtor’s scope of operation and registered capitals.

10.5 Debtor shall provide positive support to Creditor who will oversee and inspect Debtor’s operations and use of loan from time to time. Debtor shall assume all the fees and expenses arising from interfering Creditor from such overseeing and inspection.

10.6 Unless obtaining Creditor’s written consent, Debtor shall not employ any ways to directly or indirectly transfer the payment liability specified herein.

10.7 Debtor, who handles any material assets or majority or whole of revenues by means of transferring, leasing or providing guarantees to debts other than what is contemplated hereunder, shall issue a written notice in advance of at least thirty (30) days for Creditor’s approval.

10.8 In case of any events unfavorable to fulfilling obligations herein, including but not limited to prosecution, arbitration, criminal suites, administrative penalties, suspension, stoppage, delinquency, bankruptcy, revoke of business license, or inferior financial positions, Debtor shall inform Creditor in written form within three days at the occurrence or possible occurrence of foresaid events.

10.9 If (1) any guarantor incurs events including but not limited to suspension, stoppage, bankruptcy, delinquency, revoke of business license, and operational loss, thus hampering part or whole of capability of guaranteeing the loan, or (2) values of collaterals, pawns, pledge rights are decreased, Debtor shall provide new guarantee acceptable to Creditor.

10.10 If Debtor makes changes to legal person name, legal representative, project director, principal place of business, telephone, fax and among others, Debtor shall inform Creditor in written form seven (7) days after such change.

10.11 Throughout the term, Debtor shall not unlawfully inject loans into stock or real estate market through Creditor’s or any third party’s third party’s bank account.

Article 11 Creditor’s Rights and Liabilities

11.1 Creditor shall have the right to inspect Debtor’s operations and use of loans.

11.2 Creditor shall be entitled for claiming outstanding residue provided that capitals generated from disposing collaterals/pawns are inadequate to fully pay off all the debts guaranteed hereby.

11.3 Creditor shall timely issue loans to Debtor at full amount provided that Debtor has fulfilled the obligations and prerequisites herein.

11.4 Creditor shall have the right to require loan-related documents from Debtor subject to loan reviewing rules. Creditor shall keep confidential for any documents, data and information furnished by the Debtor, unless required by laws and regulations.

Article 12 Violation

12.1 Parties hereto shall execute the Contract upon effect, or otherwise assume relevant liabilities for breaching the Contract.

12.2 If Debtor fails to obtain Creditor’s written consent and to withdraw the loan as required, Creditor shall be entitled to claiming any damages based on the outstanding days and interest rate defined in the Contract.

12.3 If Creditor fails to issue loan subject to the Contract, Debtor shall have the right to claiming any damages based on the outstanding days and interest rate defined in the Contract.

12.4 Debtor shall have the right to terminate or suspend any non-withdrawn loans under the Contract, require a prompt repayment to realized loans, accompanying interest and other expenses, and employ other measures as lawfully applicable, provided that

12.4.1 Debtor fails to pay principal and interest specified under the Contract in due time;

12.4.2 Debtor fails to perform any obligations set forth in the Contract; or

12.4.3 Debtor provides to Creditor the inaccurate, untruthful, incomplete or intentionally misleading documents, files, or representations and warranties under Article 9th.

12.4.4 Debtor ceases to, is unable to, or explicitly expresses its incapability to pay its due debts.

12.4.5 Debtor experiences shut-off, stoppage, delinquency, solvency, delinquency of business license, or any unfavorable events to Debtor’s operation or properties including actions, arbitrations, criminal affairs and administrative punishment.

12.4.6 Debtor incurs (1) any changes to principal place of business, scope of business, legal representation and other registered items, or (2) any significant investments, that may materially impact or threaten the fulfillment of debt liabilities hereunder.

12.4.7 Debtor incurs significant economic loss, asset damages or assets damages due to guarantees, or other financial crisis.

12.4.8 Debtor’s normal business course is distracted, due to (1) a significant operational or financial crisis incurring to Debtor’s holding shareholders or affiliated companies, or (2) a material related-party transaction executed among Debtor, Debtor’s holding shareholders and affiliated companies.

12.4.9 There is adverse trend in Debtor’s industry.

12.4.10 Debtor fails to seek settlement services or bank savings from Creditor.

12.4.11 Debtor alters the use of loan at its discretion.

12.4.12 Debtor’s senior managers are involved in corruptions, bribery, embezzlement or other illicit operational activities.

12.4.13 Debtor violates the debt agreements entered with other Creditors.

12.4.14 Debtor’s guarantor(s) violate(s) terms and provisions under guarantee contract.

12.4.15 Debtor incurs other events that may harm, damage or possibly threaten Creditor’s rights and interests.

12.5 If Debtor fails to reimburse the principal in due time, Creditor shall, without prejudice to rights specified in Article 12.4, have the right to add punitive 50% to the interest rate fixed herein.

12.6 If Debtor fails to pay interest in due time, Creditor shall reserve the right to collect interest at a punitive compound rate subject to Article 12.5, calculated on the actual days of delayed payment.

12.7 If Debtor applies the loan to other purposes unspecified under the Contract, Creditor shall be entitled to a payment calculated on basis of (1) the amount of misappropriated loans, (2) days of such misappropriation and (3) an applicable interest rate herein plus 100% punitive rate.

12.8 Creditor shall not collect any damages arising from Debtor’s prepayment.

12.9 Debtor in violence of Article 10.11 shall cover the damages incurred therefrom to Creditor.

12.10 Creditor’s any expenses, including but not limited to legal cost, accommodation, attorney fee (below 20% of total debts), property preservation, notarization, translation and auction, that arising from realizing the debt payment, shall be borne by the Debtor.

Article 13 Continuity of Obligation

13.1 Any obligations under the Contract shall bear continuity, which legally binds Debtor’s successors, receivers, transferee and entities after Debtor’s M&A, reorganization or name change, free from any disputes, claims, prosecutions, superior’s orders, or any contracts or files signed between Master Contract Debtor and any other persons. Such obligations shall not be altered due to Debtor’s solvency, delinquency, disqualification, amended Article of Associations or other changes of any nature or of any kind.

Article 14 Notarization

14.1 Any notarization expenses incurred at either of these two parties’ request shall be borne by the Debtor. Such notarization shall be performed by competent authorities.

14.2 If Creditor requires possessing a notarization with enforceable power, Debtor shall agree. Creditor may present such notarization to local court for mandatory execution provided that Debtor delays the payment of loan contemplated hereunder in due time. Debtor shall assume all the expenses incurred therefrom and agree on such mandatory execution and relinquishment of any defense right.

Article 15

Debtor undertakes to refrain from directly or indirectly injecting any of bank loans into stock or real estate market, otherwise shall assume all the losses incurred to Creditor. If there is any conflict between the Article 15 and other terms set fort under the Contract, the former shall prevail.

Article 16 Governing Laws

16.1 The Contract shall be governed by laws of Peoples’ Republic of China.

Article 17 Disputes

17.1 In case of any disputes arising from or related to the Contract, parties hereto shall settle the disputes on a friendly basis; otherwise either party may file a legal suit or forcible execution to the people’s court where Creditor is located.

Article 18 Accumulation of Creditor’s Rights

18.1 Creditor’s rights and interest under the Contract shall be accumulated, free from relevance of any rights required by laws or contracts. Unless specified in Creditor’s written statement, Creditor’s any delayed execution, partial execution and non-execution of any rights shall neither constitute any waiver of all/partial rights, nor impact Creditor’s continued execution of such rights or other rights.

Article 19 Effect, Change and Termination

19.1 The Contract enters into full force upon signatures and seals attached by Debtor’s legal representatives or authorized agents, and Creditor’s legal representatives, incumbent or authorized agents.

19.2 Unless otherwise specified herein, parties hereto shall not alter or revoke the Contract at its discretion, upon the Contract entering into force. For any changes or terminations, parties hereto shall agree and form a written supplement.

19.3 With the Contract entering into full force, Creditor shall issue a written notice to Debtor prior to transferring all or part of its debt rights hereunder to any third party. No approval from Debtor is necessary.

19.4 With the Contract entering into full force, Creditor shall obtain guarantors’ written consents and undertakings of continuing or renewing its guarantee-related obligations, provided that Debtor intends to transfer all or part of its debt obligations to any third party. Written consent from Creditor shall be obtained.

Article 20 Miscellaneous

20.1 For any unsettled matters hereunder, parties hereto may make supplemental agreements as attachment of the Contract. Any attachment, amendment, supplements to the Contract shall constitute each and any inseparable part of the Contract, each with equivalent legal force.

20.2 If a certain paragraph or content of a certain paragraph herein is deemed as ineffective, such paragraph or content shall not affect the Contract, other paragraphs and other content of such paragraph.

20.3 Any notices, requirements or other correspondences issued by Creditor to Debtor, including but not limited to telegraph, telex and facsimile, shall be deemed to be served to Debtor as soon as such notices, requirements or other correspondences are issued. The abovementioned correspondence in certified mail form shall be deemed to be served to Debtor at the third day upon such mailing day.

20.4 The Contract is made in sextuplets, one for Debtor, three for Creditor, and two for competent authorities.

20.5 Creditor has employed reasonable measures to (1) request Debtor to notice, and (2) make full explanation to any terms and provisions in connection with exemption or limited obligations. Both parties hold no dissent on understanding of all the terms and provisions hereunder.

Debtor: (Seal)	Creditor: (Seal)

Legal Representative: /s/ Zheng Chuantao	Legal Representative: /s/ Yu Wenbo